EXHIBIT 99.1

AMERICAN RIVER BANKSHARES RECEIVES APPROVAL FROM THE FEDERAL DEPOSIT INSURANCE CORPORATION FOR BANK OF AMADOR MERGER

Sacramento, CA-October 25, 2004 -American River Bankshares (Nasdaq:AMRB) announced that on October 21, 2004, the Federal Deposit Insurance Corporation approved the application of American River Bankshares and American River Bank to merge Bank of Amador with and into American River Bank, in accordance with the terms of the Agreement and Plan of Reorganization and Merger dated July 8, 2004, among American River Bankshares, American River Bank and Bank of Amador. Approval of the transaction by the California Commissioner of Financial Institutions was previously announced on October 15, 2004.

Consummation of the merger and transactions contemplated by the merger agreement is also subject to satisfaction of conditions, covenants and agreements contained in the merger agreement and the receipt of approvals of the respective shareholders of American River Bankshares and Bank of Amador and all applicable regulatory approvals. A joint proxy statement-prospectus describing the material provisions of the transaction is being mailed to the respective shareholders of American River Bankshares and Bank of Amador. The transaction is expected to close in the fourth quarter of 2004.

American River Bankshares is a financial services company and the parent company of American River Bank, a community business bank that operates a family of financial service providers. These providers include: American River Bank, with offices in Sacramento and Placer Counties and North Coast Bank, a division of American River Bank, with offices in Sonoma County.

Related websites: www.amrb.com, www.americanriverbank.net, www.northcoastbank.com, and www.bankofamador.com

FORWARD-LOOKING INFORMATION

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, changes in the interest environment including interest rates charged on loans, earned on securities investments and paid on deposits, competition effects, fee and other non interest income earned, general economic conditions, nationally, regionally, and in the operating market areas of the Company and its subsidiaries, changes in the regulatory environment, changes in business conditions and inflation, changes in securities markets, data processing problems, a decline in real estate values in the Company's market area, the conduct of the war on terrorism, the threat of terrorism or the impact of potential military conflicts and the conduct of war on terrorism by the United States and its allies, as well as other factors. To gain a more complete understanding of the uncertainties and risks involved in the Company's business, this press release should be read in conjunction with the Company's annual report on Form 10-K for the year ended December 31, 2003, and subsequent quarterly reports on Form 10Q and current reports on Form 8-K.



Page 4 of 4 Pages